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                                                                      EXHIBIT 21




                           SUBSIDIARIES OF REGISTRANT



                                                          Percentage        State of
                                                              of         Incorporation
           Parent                Subsidiary                Ownership    or Organization
--------------------------- -------------------            ---------    ---------------
D&N Financial Corporation   D&N Bank                          100%          Federal

D&N Bank                    D&N Enterprises, Inc.             100%          Michigan

D&N Bank                    D&N Holdings, Inc.                100%          Michigan

D&N Bank                    D&N Funding I Corp.               100%          Delaware

D&N Bank                    D&N Mortgage Corporation          100%          Michigan





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